BDO Seidman, LLP Accountants and Consultants	1900 Avenue of the Stars, 11th Floor Los Angeles, California 90067 Telephone: (310) 557-0300 Fax: (310)557-1777

October 19, 2004

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K, for the event that occurred on October 13, 2004 to be filed by our former client, Small World Kids, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP

BDO Seidman, LLP